Exhibit 5.1

February 10, 2010

NetSuite Inc.

2955 Campus Drive, Suite 100

San Mateo, CA 94403

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about February 10, 2010, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,519,993 shares of your Common Stock (the “Shares”), reserved for issuance pursuant to the 2007 Equity Incentive Plan (the “2007 Plan”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the 2007 Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the 2007 Plan and pursuant to the agreements which accompany the 2007 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati